						Exhibit 12.1

Las Vegas Sands Corp.
Statement of Computation of Ratio of Earnings to Fixed Charges

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In millions, except ratio data)
Income before income taxes and noncontrolling interest	2,121	1,596	2,255	2,622	3,833	3,144	2,063
Add: Fixed charges	265	252	338	324	310	304	330
Add: Amortization of interest capitalized	24	23	31	30	31	30	22
Less: Interest capitalized	(1)	(32)	(34)	(28)	(9)	(5)	(49)
Less: Preference security dividend requirements of consolidated subsidiaries	(2)	(3)	(4)	(3)	(2)	(3)	(3)
Earnings as adjusted	2,407	1,836	2,586	2,945	4,163	3,470	2,363

Interest expensed	240	198	274	265	274	271	259
Interest capitalized	1	32	34	28	9	5	49
Estimated interest component in rental expense	22	19	26	28	25	25	19
Preference security dividend requirements of consolidated subsidiaries	2	3	4	3	2	3	3
Total fixed charges	265	252	338	324	310	304	330
Earnings to fixed charges	9.08	7.29	7.65	9.09	13.43	11.41	7.16
Deficiency amount	—	—	—	—	—	—	—